Exhibit 99.4

EARTHLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of EarthLink, Inc. (“EarthLink”), One Communications Corp. (“One Communications”) and ITC^DeltaCom, Inc. (“ITC^DeltaCom”) after giving effect to: EarthLink’s acquisition of One Communications on April 1, 2011; EarthLink’s acquisition of ITC^DeltaCom on December 8, 2010; and the application of the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of December 31, 2010 is presented as if the acquisition of One Communications had occurred on December 31, 2010. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 is presented as if the acquisitions of One Communications and ITC^DeltaCom had occurred on January 1, 2010.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transaction, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of EarthLink and ITC^DeltaCom included in their respective Annual Reports on Form 10-K and with the historical consolidated financial statements and accompanying notes of One Communications as filed in EarthLink’s Current Report on Form 8-K on June 16, 2011.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of what the combined company’s results of operations or financial position that would have reported had the acquisition been completed as of the dates presented, and should not be taken as a representation of the combined company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies or the costs necessary to achieve these cost savings and operating synergies.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting. The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as EarthLink finalizes the valuations of the net tangible and intangible assets acquired in connection with the acquisition.

EARTHLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2010

	Historical	Historical	Pro Forma		Pro Forma
	EarthLink	One Comm	Adjusments		Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$242,952	$2,510	$(28,650	)(a)	$216,812
Marketable securities	307,814	—	(307,814	)(a)	—
Restricted cash	2,270	—	—		2,270
Accounts receivable, net of allowance	60,216	60,576	(4,699	)(b)	116,093
Prepaid expenses	12,723	20,197	(12,394	)(c)	20,526
Deferred income taxes, net	45,661	—	3,754	(d)	49,415
Other current assets	14,240	749	—		14,989
Total current assets	685,876	84,032	(349,803)		420,105
Long-term marketable securities	12,304	—	—		12,304
Property and equipment, net	241,111	176,675	(22,605	)(e)	395,181
Deferred income taxes, net	188,977	—	(68,614	)(d)	120,363
Purchased intangible assets, net	135,364	25,829	150,971	(f)	312,164
Goodwill	259,046	94,410	50,074	(g)	403,530
Other long-term assets	1,240	17,495	(380	)(c)	25,898
			14,500	(h)
			(6,957	)(i)
Total assets	$1,523,918	$398,441	$(232,814)		$1,689,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,272	21,929	—		$39,201
Accrued payroll and related expenses	18,402	3,842	—		22,244
Other accrued liabilities	75,629	82,490	(23,054	)(j)	135,065
Deferred revenue	40,921	18,985	(9,964	)(k)	49,942
Current portion of long-term debt	243,069	27,104	(22,780	)(i)	247,393
Total current liabilities	395,293	154,350	(55,798)		493,845
Long-term debt, net of current portion	351,251	264,037	(246,945	)(i)	368,343
Other long-term liabilities	19,506	22,840	(7,733	)(k)	45,891
			(6,122	)(l)
			17,400	(h)
Total liabilities	766,050	441,227	(299,198)		908,079

Stockholders’ equity:
Common stock	1,918	759	(759	)(m)	1,948
			30	(n)
Additional paid-in capital	2,061,555	521,623	(521,623	)(m)	2,085,123
			23,568	(n)
Accumulated deficit	(648,235)	(565,168)	565,168	(m)	(648,235)
Treasury stock, at cost	(657,611)	—	—		(657,611)
Accumulated other comprehensive income	241	—	—		241
Total stockholders’ equity (deficit)	757,868	(42,786)	66,384		781,466
Total liabilities and stockholders’ equity	$1,523,918	$398,441	$(232,814)		$1,689,545

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

EARTHLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

	Historical	Historical	Historical	Pro Forma		Pro Forma
	EarthLink	DeltaCom (1)	One Comm	Adjustments		Combined
	(in thousands, except per share data)

Revenues	$622,212	$414,846	$562,404	$—		$1,599,462

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	234,633	185,273	291,988	—		711,894
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	178,417	150,838	199,098	(3,899	)(o)	524,454
Depreciation and amortization	23,390	52,339	99,875	15,209	(p)	190,813
Impairment of goodwill and intangible assets	1,711	—	139,568	—		141,279
Restructuring and acquisition-related costs	22,368	7,987	—	(28,940	)(q)	1,415
Total operating costs and expenses	460,519	396,437	730,529	(17,630)		1,569,855

Income (loss) from operations	161,693	18,409	(168,125)	17,630		29,607
Gain on investments, net	572	—	27,778	—		28,350
Equity in earnings of investments	—	—	2,342	—		2,342
Interest expense and other, net	(23,981)	(37,066)	(54,806)	46,190	(r)	(69,663)
Income (loss) from continuing operations before income taxes	138,284	(18,657)	(192,811)	63,820		(9,364)
Income tax (provision) benefit	(56,804)	604	466	(8,939	)(s)	(64,673)
Income (loss) from continuing operations	81,480	(18,053)	(192,345)	54,881		(74,037)
Income from discontinued operations, net of tax	—	—	4,803	—		4,803
Net income (loss)	$81,480	$(18,053)	$(187,542)	$54,881		$(69,234)

Net income per share
Basic	$0.75					$(0.62)
Diluted	$0.74					$(0.62)

Weighted average common shares outstanding
Basic	108,057					111,056
Diluted	109,468					112,467

(1)

Historical DeltaCom includes the results of operations of ITC^DeltaCom for the period from January 1, 2010 through December 7, 2010 (predecessor period) prior to EarthLink’s acquisition of ITC^DeltaCom on December 8, 2010.

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.  Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of EarthLink, Inc. (“EarthLink”), One Communications Corp. (“One Communications”) and ITC^DeltaCom, Inc. (“ITC^DeltaCom”) after giving effect to: (1) EarthLink’s acquisition of One Communications on April 1, 2011; (2) EarthLink’s acquisition of ITC^DeltaCom on December 8, 2010; and (3) application of the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of December 31, 2010 is presented as if the acquisition of One Communications had occurred on December 31, 2010. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2010 is presented as if the acquisitions of ITC^DeltaCom and One Communications had occurred on January 1, 2010.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of EarthLink and ITC^DeltaCom included in their respective Annual Reports on Form 10-K and with the historical consolidated financial statements and accompanying notes of One Communications as filed in EarthLink’s Current Report on Form 8-K on June 16, 2011.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of what the combined company’s results of operations or financial position that would have reported had the acquisition been completed as of the dates presented, and should not be taken as a representation of the combined company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies or the costs necessary to achieve these cost savings and operating synergies.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. As such, identifiable assets acquired and liabilities assumed are recognized at fair value as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net amounts of the identifiable assets acquired and the liabilities assumed.

EarthLink has made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as EarthLink finalizes the valuations of the intangible assets and net tangible assets and resulting goodwill. In particular, the final valuations of identifiable intangible and net tangible assets may change significantly from EarthLink’s preliminary estimates. These changes could result in material variances between EarthLink’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

2.  Description of Transactions

One Communications

On April 1, 2011, EarthLink completed its acquisition of One Communications, a privately-held, multi-regional integrated telecommunications solutions provider serving customers in the Northeast, Mid-Atlantic and Upper Midwest. EarthLink acquired 100% of One Communications in a merger transaction with One Communications surviving as an indirect wholly-owned subsidiary of EarthLink. One Communications stockholders had the right to elect to receive the net merger consideration in the form of cash or EarthLink common stock.

Pursuant to the terms of the merger agreement, the aggregate merger consideration for One Communications was $370.0 million, which included repayment of net indebtedness of approximately $282.1 million and $40.6 million of other liabilities and certain working capital and other adjustments as provided in the merger agreement. In addition, $21.0 million of the aggregate merger consideration was deposited in an escrow account to secure potential post-closing adjustments to the aggregate consideration relating to working capital and other similar adjustments, indemnification obligations and post-closing One Communications employment-related obligations.

The resulting preliminary fair value of consideration transferred was $47.4 million, which consisted of $23.8 million in cash paid to acquire the outstanding common stock of One Communications and $23.6 million for the issuance of 3.0 million shares of EarthLink common stock. The assets acquired and liabilities assumed of One Communications will be recognized at their acquisition date fair values.  The allocation of the consideration transferred to the assets acquired and liabilities assumed of One Communications (and the related estimated lives of depreciable tangible and identifiable intangible assets) will require a significant amount of judgment.

The following is a preliminary allocation of the consideration transferred based on currently available information.  Such final identification of all the intangible assets acquired and the purchase price allocation may be significantly different than that reflected below (dollars in thousands).

Acquired Assets:
Cash and cash equivalents	$11,158
Property and equipment	145,840
Goodwill	148,318
Intangible assets	176,800
Other assets	83,113
Total assets	565,229

Assumed Liabilities:
Debt	(266,275)
Deferred revenue	(11,379)
Deferred tax liability, net	(64,860)
Other liabilities	(175,288)
Total liabilities	(517,802)
Total consideration	$47,427

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following table summarizes the preliminary components of intangible assets acquired in connection with the One Communications acquisition (in thousands):

	Fair Value	Useful Life
Customer relationships	$160,900	5 Years
Developed technology	12,000	3 Years
Trade name	3,900	3 Years
Total intangible assets	$176,800

EarthLink has evaluated and continues to evaluate pre-acquisition contingencies relating to One Communications that existed as of the acquisition date. EarthLink continues to gather information for and evaluate substantially all pre-acquisition contingencies that it has assumed from One Communications. If EarthLink makes changes to the amounts recorded or identifies additional pre-acquisition contingencies during the remainder of the measurement period, such amounts recorded will be included in the purchase price allocation during the measurement period and, subsequently, in EarthLink’s results of operations.

ITC^DeltaCom

On December 8, 2010, EarthLink acquired ITC^DeltaCom, a provider of integrated communications services to customers in the southeastern U.S., at a price of $3.00 per share. EarthLink acquired 100% of ITC^DeltaCom in a merger transaction with ITC^DeltaCom surviving as a wholly-owned subsidiary of EarthLink.

The fair value of consideration transferred was $253.8 million, which consisted of $251.4 million in cash paid to acquire the outstanding common stock of ITC^DeltaCom and $2.3 million for the fair value of restricted stock units assumed and converted. In allocating the consideration transferred based on estimated fair values, EarthLink recorded $170.1 million of goodwill, $131.2 million of identifiable intangible assets, $200.5 million of property and equipment, $351.2 million of long-term debt and $103.2 million of other net assets. The Company allocated the consideration transferred to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess of the consideration transferred over those fair values was recorded as goodwill.

3.  Reclassifications

Certain reclassifications have been made to conform One Communications’ historical amounts to EarthLink’s presentation.  These reclassifications consisted of the following:

•      One Communications due from related parties of $0.7 million as of December 31, 2010 was reclassified as other current assets.

•      One Communications long-term deferred revenue of $10.7 million as of December 31, 2010 was reclassified as other long-term liabilities.

•      One Communications gain on disposition of property and equipment of $0.6 million during the year ended December 31, 2010 was reclassified as selling, general and administrative expenses.

•      One Communications other operating income of $0.3 million during the year ended December 31, 2010 was reclassified as selling, general and administrative expenses.

•      One Communications total other expense, net, of $54.8 million during the year ended December 31, 2010 was reclassified as interest expense and other, net.

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

4.  Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)          To record the following adjustments to cash and cash equivalents (in thousands):

Cash paid for One Communciations	$23,828
Cash paid to repay debt	275,848
Cash paid for other One Communciations obligations	36,788
Total adjustments to cash and cash equivalents	$336,464

(b)           To record the difference between the preliminary estimated fair value and the historical amount of One Communications’ accounts receivable.

(c)           To record the difference between the preliminary estimated fair value and the historical amount of certain prepaid assets and other long-term assets of One Communications, primarily related to the write-down of deferred customer costs and the deferred gain from sale of a business.

(d)           To record preliminary tax adjustments related to the One Communications acquisition (in thousands):

Increase in deferred tax assets, current	$3,754
Increase in deferred tax liabilities, noncurrent	(68,614)
Net increase in deferred income tax liabilities	$(64,860)

The preliminary net increase in deferred income tax liabilities is primarily attributable to acquired deferred tax liabilities associated with certain intangible assets acquired, which were partially offset by EarthLink’s ability to utilize certain net operating loss carryforwards from One Communications.

(e)           To record the difference between the preliminary estimated fair value and the historical amount of One Communications’ property and equipment.

(f)            To record the difference between the preliminary estimated fair value and the historical amount of One Communications’ intangible assets (in thousands):

	Historical	Preliminary
	Amounts,	Fair
	Net	Values	Increase

Customer relationships	$25,434	$160,900	$135,466
Developed technology	290	12,000	11,710
Trade name	105	3,900	3,795
Total intangible assets	$25,829	$176,800	$150,971

Customer relationships represent the fair values of the underlying relationships and agreements with One Communications customers.  Developed technology represents the fair values of One Communications business processes and tools, patents and proprietary business methods related to the design and development of One Communications internally used software and technology. This proprietary know-how can be leveraged to develop new technology and improve EarthLink’s existing

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

technologies. Trade name represents the fair values of brand and name recognition associated with One Communications services.

(g)           To eliminate One Communications’ historical goodwill and record the preliminary estimated fair value of goodwill for the acquisition (in thousands):

	Historical	Preliminary
	Amount	Estimate	Increase

Goodwill	$94,410	$144,484	$50,074

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.  Goodwill is not amortized, but rather is tested for impairment at least annually. In the event that EarthLink determines that the value of goodwill has become impaired, EarthLink will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

(h)           To record the difference between the preliminary estimated fair value and the historical amount of favorable and unfavorable indefeasible right-to-use agreements.

(i)            To record repayment of One Communications debt, including a $22.8 million decrease to the current portion of debt (including the One Communications’ interest rate swap agreement) and a $246.9 million decrease to long-term debt. Also to record the write-off $7.0 million of One Communications’ historical unamortized debt issuance costs included in other long-term assets.

(j)            To record a decrease of $23.1 million in other accrued liabilities consisting of a decrease of $22.6 million for the payment of One Communication accrued liabilities at the closing of the acquisition; an increase of $5.6 million for the difference between the preliminary estimated fair value and the historical amount of One Communications’ current liabilities that are determined to be probable and estimable as of the acquisition date; and a decrease of $6.1 million for accrued interest on One Communications debt that was repaid.

(k)           To record the difference between the preliminary estimated fair value and the historical amount of certain One Communications current and long-term deferred revenue.

(l)            To record the difference between the preliminary estimated fair value and the historical amount of One Communications’ other long-term liabilities that are determined to be probable and estimable as of the acquisition date, primarily related to lease-related liabilities.

(m)          To eliminate One Communications’ historical stockholders’ equity.

(n)           To record the issuance of 3.0 million shares of EarthLink common stock as follows:

Issuance of 1.7 million shares to One Communciations’ stockholders	$13,149
Issuance of 1.3 million shares to the escrow fund	10,449
Total amount of common stock issued	$23,598

(o)           To record the estimated stock-based compensation expense related to ITC^DeltaCom restricted stock units assumed in connection with the acquisition as they relate to postcombination services using the straight-line amortization method over the remaining requisite service periods and to remove historical stock-based compensation expense.

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(p)           To record an increase in depreciation and amortization expense as follows:

•      an increase in amortization expense of $19.3 million based on the estimated fair value of acquired ITC^DeltaCom identifiable intangible assets over the estimated useful lives;

•      a decrease in depreciation expense of $2.1 million based on the estimated fair value of acquired ITC^DeltaCom property and equipment over the expected useful lives;

•      an increase in amortization expense of $1.7 million based on the estimated fair value of acquired One Communications’ identifiable intangible assets over the estimated useful lives; and

•      a decrease in depreciation expense of $3.7 million based on the estimated fair value of acquired One Communications’ property and equipment over the expected useful lives.

(q)           To eliminate acquisition-related costs of $28.9 million ($20.9 million for EarthLink and $8.0 million from ITC^DeltaCom) for the year ended December 31, 2010, as they reflect costs directly related to the merger, but do not have a continuing impact on the combined entity’s results of operations.

(r)            To record a $46.2 million decrease in interest expense and other, net, as follows:

•      a decrease of $40.9 million to eliminate historical interest expense of One Communications related to debt that was repaid at closing of the acquisition;

•      a decrease of $2.5 million to eliminate historical interest expense of ITC^DeltaCom related to the amortization of debt issuance costs and debt discount that were written off; and

•      a decrease of $2.8 million to record additional accretion for ITC^DeltaCom associated with the increase in debt to fair value of ITC^DeltaCom’s debt, which is being amortized over the remaining life of the long-term debt.

(s)           To record the pro forma tax impact at weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had EarthLink and One Communications filed consolidated income tax returns during the periods presented.

5.  Earnings per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the weighted-average number of EarthLink common shares outstanding and are adjusted for the issuance of 3.0 million shares of common stock in connection with the acquisition of One Communications, which are assumed outstanding for all of 2010.